Exhibit 7.3

                           MATERIAL TRANSFER AGREEMENT
                    (HYPERTHYROIDISM DIAGNOSTIC ASSAY SYSTEM)

Effective on the date indicated below, NEXGEN BIOTECHNOLOGIES INC, having an address at WONCHON-DONG 65-1, YUSUNG-GU, DAEJON CITY, KOREA, 305-370 (hereinafter the "PROVIDER") agrees to provide MATERIAL (as defined in paragraph
3) to GUARDIAN BIOTECHNOLOGIES INC having an address at IPW 110 GYMNASIUM PLACE, SASKATOON, SASKATCHEWAN, CANADA, S7N 0W9 (hereinafter the "RECIPIENT") subject to the following conditions and terms:

     1.  DULY AUTHORIZED REPRESENTATIVES OF PROVIDER AND RECIPIENT ORGANIZATIONS

           PROVIDER  SCIENTIST                    DR.  SUN  LEE
                                                  CEO/PRESIDENT
                                                  NEXGEN  BIOTECHNOLOGIES  INC

           RECIPIENT  SCIENTIST:                  DR.  JAMES  MACPHERSON
                                                  GENERAL  MANAGER
                                                  GUARDIAN  BIOTECHNOLOGIES  INC

     2. MATERIAL: transformed plant material containing genes for human thyroid stimulating hormone receptor.

     3. PURPOSES: The development of a diagnostic screening system for human hyperthyroidism.

     4. RESERVATION OF TITLE: PROVIDER retains ownership of MATERIAL transferred to the RECIPIENT. The RECIPIENT acknowledges that MATERIAL is or may be the subject of a patent, trademark, or any other proprietary rights of PROVIDER.

     5. SOLE PURPOSE: The RECIPIENT and its RECIPIENT SCIENTIST agree that MATERIAL is to be used only at the RECIPIENT organization and only in the RECIPIENT laboratory under the direction of the RECIPIENTs agent or others working under his/her direct supervision for the sole purpose of DEVELOPMENT OF A HUMAN HYPERTHYROIDISM ASSAY SYSTEM. MATERIAL will not be transferred to any third party without the prior written consent of the PROVIDER. The RECIPIENT and the RECIPIENT SCIENTIST agree to refer to the PROVIDER any request for the MATERIAL from anyone other than those persons working under the RECIPIENT Scientist's direct supervision.

     6. DISCLOSURE OF NEW INTELLECTUAL PROPERTY: The RECIPIENT is free to file patent and any other intellectual property application(s) claiming inventions made by the RECIPIENT through the use of the MATERIAL outlined in paragraph 5 but agrees to notify the PROVIDER before filing a patent application and will work with the provider to file joint applications.

     7. NO WARRANTY: Any MATERIAL delivered pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties. The PROVIDER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED. THERE ARE NO

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          EXPRESS  OR  IMPLIED  WARRANTIES  OF  MERCHANTABILITY OR FITNESS FOR A
          PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

     8. HOLD HARMLESS: Except to the extent prohibited by law, the RECIPIENT assumes all liability for damages, which may arise from its use, storage or disposal of MATERIAL. The PROVIDER will not be liable to the RECIPIENT for any loss, claim or demand made by the RECIPIENT, or made against the RECIPIENT by any other party, due to or arising from the use of the MATERIAL by the RECIPIENT.

     9. COMPLIANCE WITH FEDERAL REGULATIONS: The RECIPIENT agrees to use MATERIAL in compliance with all applicable statutes and regulations, including Public Health Services and or National Institutes of Health regulations and guidelines.

     10. TERMS OF AGREEMENT: This Agreement will terminate on the earliest of the following dates: (a) when the MATERIAL becomes generally available from third parties, for example, though reagent catalogs or public depositories or (b) on completion of the RECIPIENT'S current research with the MATERIAL, or (c) on thirty (30) days written notice by either party to the other, provided that:

                    (i) if termination should occur under 10(a), the RECIPIENT shall be bound to the PROVIDER by the least restrictive terms applicable to the MATERIAL obtained from the then-available resources; and

                    (ii) if termination should occur under 10(b) above, the RECIPIENT will discontinue its use of the MATERIAL and will, upon direction of the PROVIDER, return or destroy any remaining MATERIAL.

                    (iii) in the event the PROVIDER terminates this Agreement under 10(c) other than for breach of this Agreement or for cause such as an imminent health risk or patent infringement, the PROVIDER will defer the effective date of termination for a period of up to one year, upon request from the RECIPIENT, to permit completion of research in progress. Upon the effective date of termination, or if requested, the deferred effective date of termination, RECIPIENT will discontinue its use of the MATERIAL and will, upon direction of the PROVIDER, return or destroy any remaining MATERIAL.

     11.  COSTS: MATERIAL is provided at no cost during the initial test period.

     12. APPLICABLE LAW: This Agreement is made under, and shall be construed according to, the laws South Korea.

     13. CONFIDENTIALITY: Each party agrees that all information disclosed by it to the other party hereunder shall be deemed to be "Confidential Information". Not withstanding the foregoing, Confidential Information shall not include information which (i) the recipient can demonstrate was lawfully in its position prior to its first receipt of such information or (ii) at the date hereof or hereafter becomes available to the public without breach by the recipient from third parties. Each party agrees to treat such Confidential Information as confidential information and shall take reasonable precautions to safeguard such information, shall not use it for unauthorized purposes and shall not disclose it to any third party without prior written consent of the party from whom it was obtained.

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     14.  LISENCE  AGREEMENTS:  Both  the  Provider  and Recipient organizations agree to negotiate in good faith to develop a license agreement for the distribution of a hyperthyroidism assay test kit should the research be successful.



EACH OF THE PARTIES has caused this Agreement to be executed in duplicate originals by their duly authorized representative.

Signed  this  9th  day  of  February,  2003




/s/  Sun  Lee  /s/                /s/  James  Macpherson  /s/
------------------                ---------------------------
Dr.  Sun  Lee                     Dr.  James  Macpherson
CEO/President                     General  Manager
Nexgen  Biotechnologies  Inc.     Guardian  Biotechnologies  Inc
(Provider  Organization)          (Recipient  Organization)